EXHIBIT 99.1


                             Triarc Companies, Inc.
                                 280 Park Avenue
                               New York, NY 10017

                                                         For Immediate Release

CONTACT: Anne A. Tarbell
         (212) 451-3030
         www.triarc.com


            TRIARC REPORTS FULL YEAR AND FOURTH QUARTER 2006 RESULTS


New York, NY, March 1, 2007 - Triarc Companies, Inc. (NYSE: TRY; TRY.B) announced today the results of operations for its fiscal year and fourth quarter ended December 31, 2006.

                             Consolidated Highlights

o Consolidated revenues increased to $1,243.3 million in the 2006 fiscal year ($332.0 million in the 2006 fourth quarter) from $727.3 million in the 2005 fiscal year ($305.6 million in the 2005 fourth quarter), primarily reflecting the full-period effect of the July 2005 acquisition of RTM Restaurant Group ("RTM"), the owner of 775 Arby's(R) restaurants as of the date of the acquisition, as well as the impact of net additional stores and continued positive systemwide same-store sales, which were up 3% in the 2006 fiscal year (1% in the 2006 fourth quarter).

o Consolidated revenues were also positively impacted by increases in the asset management and related fees of Deerfield & Company LLC ("Deerfield"). Deerfield's revenues increased to $88.0 million in the 2006 fiscal year ($39.6 million in the 2006 fourth quarter) from $65.3 million in the 2005 fiscal year ($27.4 million in the 2005 fourth quarter). This increase principally reflects asset management and incentive fees from increased assets under management, including new investment vehicles, and improved performance in the 2006 periods.

o Partially offsetting the above increases was the effect of $16.3 million of royalties and franchise fees paid by RTM to Arby's, LLC included in consolidated revenues for the 2005 periods prior to the acquisition date but eliminated in consolidation for the 2006 periods. Aside from the effect of the RTM acquisition, royalties and franchise and related fees increased $7.1 million principally due to same store sales increases of 5% and royalties from the 94 stores opened in 2006.

o Consolidated operating profit (loss) increased to profit of $44.0 million in the 2006 fiscal year ($18.7 million in the 2006 fourth quarter), compared with a loss of $(32.1) million in the 2005 fiscal year ($(24.1) million in the 2005 fourth quarter). These changes primarily reflect the effects of the revenue improvements discussed above as well as a decrease in the loss on the settlement of unfavorable franchise rights (i.e., the acquisition from franchisees of restaurants with franchise agreements that provided for a less than 4% royalty rate), as further described below. Partially offsetting these factors were the effects of higher costs of sales and higher general and administrative expenses, which included RTM integration costs and share-based compensation costs.

o Consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA") (which we define as operating profit plus depreciation and amortization, other than amortization of deferred financing costs) increased to $110.2 million in the 2006 fiscal year ($40.6 million in the 2006 fourth quarter), compared with $4.6 million in the 2005 fiscal year (loss of $(8.5) million in the 2005 fourth quarter), primarily reflecting the positive effects of the RTM acquisition and a decrease in the loss on the settlements of unfavorable franchise rights. The attached table provides the calculation of EBITDA and a reconciliation of EBITDA to our consolidated net income
    (loss).

o Consolidated net loss was $(11.3) million, or $(0.13) per diluted Class A and Class B share in the 2006 fiscal year (net loss of $(2.1) million in the 2006 fourth quarter or $(0.02) per diluted Class A and Class B share), compared with $(55.6) million, or $(0.79) per diluted Class A and Class B share in the 2005 fiscal year (net loss of $(16.2) million, or $(0.21) per diluted Class A and Class B share in the 2005 fourth quarter) reflecting the increase in operating profit discussed above and in investment income, as discussed below, offset by an increase in interest expense also as discussed below.

o Share-based compensation expense was $15.9 million in the 2006 fiscal year ($5.1 million in the 2006 fourth quarter) compared with $30.2 million in the 2005 fiscal year ($24.7 million in the 2005 fourth quarter). The 2006 amounts reflect our adoption of Statement of Financial Accounting Standards No.123(R) at the beginning of fiscal 2006. The 2005 amounts reflect a $16.4 million provision for the intrinsic value of stock options exercised in December 2005 by certain of our executive officers that were replaced by us on the date of exercise for our own tax planning reasons.

o Consolidated depreciation and amortization was $66.2 million in the 2006 fiscal year ($21.9 million in the 2006 fourth quarter) versus $36.7 million in the 2005 fiscal year ($15.6 million in the 2005 fourth quarter). This increase principally reflects the additional depreciation and amortization related to the restaurants acquired in the RTM acquisition and a $3.7 million increase in the 2006 fiscal year ($1.9 million in the 2006 fourth quarter) of asset impairment charges related to underperforming restaurants and early termination of certain asset management contracts for collateralized debt obligations ("CDOs").

o In the 2006 fiscal year, we recognized facilities relocation and corporate restructuring charges of $3.3 million (reversal of $(0.5) million in the 2006 fourth quarter) compared with $13.5 million in the 2005 fiscal year ($6.9 million in the 2005 fourth quarter). The 2005 charges related primarily to the combination of our restaurant operations with those of RTM following the RTM acquisition. The 2006 charges principally related to our decision not to move our corporate offices to a leased facility in Rye Brook, New York.

o In the 2006 fiscal year, we recognized a loss on the settlement of unfavorable franchise rights of $0.9 million ($0.2 million in the 2006 fourth quarter) compared with $17.2 million in the 2005 fiscal year ($0.2 million in the 2005 fourth quarter). These charges were recognized in accordance with certain generally accepted accounting principles that require that any preexisting business relationship between the parties to a business combination be evaluated and accounted for separately. Under this accounting guidance, the franchise agreements held by sellers such as RTM with royalty rates that were below the current 4% royalty rate that Arby's receives on new franchise agreements were required to be valued and recognized as an expense and excluded from the purchase price paid for RTM in 2005 and other restaurant acquisitions in 2006.

o Consolidated interest expense was $114.1 million in the 2006 fiscal year ($14.0 million in the 2006 fourth quarter), compared with $68.8 million in the 2005 fiscal year ($24.0 million in the 2005 fourth quarter). The 2006 fiscal year increases principally reflect an increase of $33.6 million resulting from the activity of the Deerfield Opportunities Fund (the "Opportunities Fund"), a multi-strategy hedge fund managed by Deerfield in which the Company had an investment and which employed leverage in its investment strategies, an $11.2 million increase due to higher average debt balances of the restaurant business following a refinancing in connection with the RTM acquisition and the $8.8 million full year effect of an increase in other debt due to the obligations assumed in the RTM acquisition and obligations entered into subsequently for new restaurants and expiring leases, partially offset by the conversion of a significant portion of the Company's 5% Convertible Notes due 2023 (the "Convertible Notes"). As of September 29, 2006, we effectively redeemed our investment in the
    Opportunities   Fund  and  no  longer  consolidate  the  operations  of  the
    Opportunities Fund. The decrease in interest expense in the 2006 fourth quarter compared with the 2005 fourth quarter was principally due to this effective redemption.

o The losses on early extinguishments of debt in the 2006 fiscal year and fourth quarter totaled $14.1 million and $0.4 million, respectively. The loss on early extinguishments of debt in fiscal 2006 principally related to the effective conversion of $172.9 million principal amount of the
    Convertible Notes and included $9.0 million of negotiated inducement premiums and the write-off of $4.0 million of deferred financing costs. The loss in the 2005 fiscal year totaled $35.8 million due to the July 2005 debt refinancing in connection with the RTM acquisition. The loss for the 2005 fiscal year principally consisted of prepayment penalties of $27.4 million, the write-off of $4.8 million in deferred financing costs and $3.5 million of insurance payments related to the extinguished debt.

o The 2006 results include a gain on sale of unconsolidated businesses of $4.0 million ($1.7 million in the 2006 fourth quarter) compared with a gain of $13.1 million in fiscal year 2005 ($0.1 million in the 2005 fourth quarter), principally relating to sales of common stock of Encore Capital Group, Inc. (NASDAQ: ECPG), an equity investment of the Company. The Company owned approximately 4.3% of Encore's outstanding shares as of December 31, 2006.

o Consolidated net investment income increased to $80.2 million in the 2006 fiscal year ($5.4 million in the 2006 fourth quarter), compared with $55.3 million in the 2005 fiscal year ($25.1 million in the 2005 fourth quarter). The increase for the fiscal year periods primarily reflects an increase in interest income principally due to the activity of the Opportunities Fund and, to a lesser extent, an increase in average rates on the Company's interest-bearing investments. The increase in investment income from the Opportunities Fund of $34.2 million for the fiscal year was substantially offset by the increase in interest expense related to the Opportunities Fund noted above. The decrease in investment income related to the Opportunities Fund for the 2006 fourth quarter of $9.9 million reflected the effective redemption discussed above and was more than offset by the decrease in interest expense related to the Opportunities Fund noted above.

                        Restaurant Operations Highlights

o On July 25, 2005, Triarc completed the acquisition of RTM, Arby's largest franchisee, which then owned and operated 775 Arby's restaurants in 22 states. The financial results of Triarc's restaurant operations following the acquisition reflect the inclusion of RTM. As a result of the RTM acquisition, among other things, the net sales of our restaurant operations have increased while our royalties and franchise and related fees have decreased due to the elimination in consolidation of royalties and franchise and related fees from RTM.

o Systemwide same-store sales were up 3% in the 2006 fiscal year (1% in the 2006 fourth quarter) versus an increase of 2% in the 2005 fiscal year (5% in the 2005 fourth quarter) due to various marketing and new product initiatives described below, the impact of value oriented promotions, new menu offerings and selective price increases implemented in November 2006.

o Net sales from company-owned Arby's restaurants were $1,073.3 million in the 2006 fiscal year ($271.4 million in the 2006 fourth quarter), compared with $570.8 million in the 2005 fiscal year ($258.5 million in the 2005 fourth quarter).

o The increase in sales from company-owned restaurants in the 2006 fiscal year of $502.5 million reflects the effect of the acquisition of RTM as well as the addition of 22 net company-owned restaurants in 2006. Sales from company-owned restaurants increased $12.9 million in the 2006 fourth quarter reflecting the additional restaurants. Same-store sales for company-owned restaurants increased 1% in both the 2006 fiscal year and the 2006 fourth quarter as compared with the same periods in 2005. The increases primarily reflect the effect of value oriented promotions and new menu offerings, an enhanced menu board design and the March 2006 launch of Arby's Chicken Naturals(R), a line of menu offerings made with 100 percent all natural chicken breast partially offset by the continued underperformance of company-owned stores in the economically-weaker Michigan and Ohio regions.

o 2006 fiscal year same-store sales for franchised restaurants increased 5% (1% in the 2006 fourth quarter), compared with the same periods in 2005. The 2006 increase in same-store sales of the franchised restaurants reflects more effective and targeted local marketing campaigns, including increased couponing by our franchisees, as well as the positive impact of the recent marketing initiatives and the launch of Arby's Chicken Naturals discussed above.

o Royalties and franchise and related fees decreased to $82.0 million in the 2006 fiscal year ($21.0 million in the 2006 fourth quarter), compared with $91.2 million in the 2005 fiscal year ($19.6 million in the 2005 fourth quarter). The decline in the 2006 fiscal year reflects the elimination in consolidation of royalties and franchise and related fees from RTM after the July 2005 acquisition partially offset by the effects of the increase in same-store sales of franchised restaurants and net openings of franchised restaurants.

o The gross margin for our company-owned restaurants was 27% of sales in both of the 2006 and 2005 fiscal years and in the 2005 fourth quarter (28% for the 2006 fourth quarter), and was positively affected by (1) higher gross margins at the restaurants acquired in the RTM acquisition for the full year in 2006, (2) continuing implementation of the more effective operational procedures of the RTM restaurants at the restaurants owned prior to the RTM acquisition, (3) increased beverage rebates resulting from an agreement for Pepsi beverage products effective January 1, 2006 and (4) decreases in beef costs. These positive effects were substantially offset by the effect of increased price discounting principally in the second half of 2006 associated with our value-oriented menu offerings.

o Our restaurant business operating profit increased to $95.3 million in the 2006 fiscal year ($23.3 million in the 2006 fourth quarter) versus $52.9 million in the 2005 fiscal year ($13.6 million in the 2005 fourth quarter) principally reflecting the positive effects of the RTM acquisition and the prior period loss on the settlement of unfavorable franchise rights. In addition, the fiscal 2006 year results reflect an increase of $7.6 million in costs related to outside consultants that were used to assist in the integration of RTM as well as a $5.6 million increase in severance and related charges principally in connection with the replacement of several senior restaurant executives.

o Depreciation and amortization for our restaurant operations was $54.6 million in the 2006 fiscal year ($18.1 million in the 2006 fourth quarter) versus $26.4 million in the 2005 fiscal year ($13.3 million in the 2005 fourth quarter). These increases principally reflect the additional depreciation and amortization related to the restaurants acquired in the RTM acquisition and an increase of $2.6 million ($0.7 million for the 2006 fourth quarter) in impairment charges principally related to underperforming restaurants.

o Restaurant business EBITDA was $149.9 million in the 2006 fiscal year ($41.4 million in the 2006 fourth quarter), compared with $79.3 million in the 2005 fiscal year ($26.9 million in the 2005 fourth quarter) primarily reflecting the positive effects of the RTM acquisition and the prior period loss on the settlement of unfavorable franchise rights. Restaurant business EBITDA is reconciled to consolidated EBITDA which, in turn, is reconciled to consolidated net income (loss), in the attached table.

o In the 2006 fiscal year, the Arby's system opened 131 new units (38 in the 2006 fourth quarter) and closed 52 (12 in the 2006 fourth quarter) generally underperforming units. We plan to open 50 new company-owned units in 2007. As of December 31, 2006, Arby's had commitments from franchisees to build 295 new units through 2012.

                           Asset Management Highlights

o Triarc accounts for Deerfield, its asset management business, as a consolidated subsidiary with a minority interest. After the effects of purchase accounting adjustments associated with the Deerfield acquisition in July 2004 and compensation expense related to equity interests granted to Triarc's management in November 2005 in our asset management segment holding company and before the effect of minority interests, for the 2006 fiscal year, Deerfield's reported asset management and related fees, operating profit, depreciation and amortization and EBITDA were $88.0 million, $15.8 million, $7.3 million, $23.1 million, respectively. For the 2005 fiscal year, those amounts were $65.3 million, $6.6 million, $4.8 million and $11.5 million, respectively. For the 2006 fourth quarter, those amounts were $39.6 million, $11.5 million, $2.7 million and $14.2 million, respectively, compared with $27.4 million, $2.2 million, $1.1 million and $3.3 million, respectively, in the fourth quarter of 2005. Deerfield's EBITDA is reconciled to consolidated EBITDA which, in turn, is reconciled to consolidated net income (loss), in the attached table.

o For the 2006 fiscal year, excluding the effects of purchase accounting associated with the Deerfield acquisition in July 2004 and compensation expense related to the equity interests noted above, Deerfield's asset management and related fees, operating profit, depreciation and amortization and EBITDA, before the effect of minority interests were $88.0 million, $24.2 million, $1.8 million and $26.0 million, respectively. For the 2005 fiscal year, those amounts were $66.4 million, $17.0 million, $0.4 million and $17.4 million, respectively. For the 2006 fourth quarter, those amounts were $39.7 million, $14.4 million, $0.5 million and $14.9 million, respectively, compared with $27.9 million, $8.5 million, $0.1 million and $8.6 million, respectively, in the fourth quarter of 2005. The attached table provides a reconciliation of these measures to the corresponding measures without exclusion of the effects of purchase accounting adjustments associated with the Deerfield acquisition and the grant of equity interests in our subsidiary Triarc Deerfield Holdings, LLC, which is the majority owner of Deerfield.

o As of January 1, 2007, Deerfield had approximately $13.2 billion of assets under management ("AUM"), of which approximately $13.5 million was attributable to investments by Triarc. Deerfield's AUM at January 1, 2007 included approximately $11.2 billion in 24 CDOs and a structured loan fund, approximately $859.0 million in four hedge funds and approximately $331.6 million in six managed accounts.

o Deerfield Triarc Capital Corp. ("Deerfield Triarc," NYSE: DFR) is a publicly traded REIT managed by Deerfield that invests in real estate-related securities and various other asset classes. Triarc and its subsidiaries beneficially own approximately 2.8% of Deerfield Triarc's common stock.

     Commenting on Triarc's asset management operations, Nelson Peltz, Triarc's Chairman and Chief Executive Officer, said: "We believe that Deerfield is an outstanding asset management franchise with strong performance and leading positions in key market segments. In 2007, Deerfield will continue to focus on expanding its platform and assets under management."

     Commenting on Arby's, Peter May, Triarc's President and Chief Operating Officer, said: "With its new and seasoned executive team and franchisees that are highly aligned with the franchisor, Arby's is well positioned for continued growth and further improvement in operation efficiencies and overall profitability. 2006 was certainly a pivotal and successful year for Arby's and the prospects for 2007 look even brighter."

     Commenting on Triarc's corporate restructuring, Peltz said: "2006 was an important year for Triarc, marked by continued growth and opportunity at both Arby's and Deerfield, our two successful, financially strong and independently managed businesses. At Arby's, we welcomed back Roland C. Smith as the new Chief Executive Officer and continued to expand our strong presence in the fast food industry. At Deerfield, assets under management grew to over $13 billion by year end, as we worked with Gregory H. Sachs and his team to expand their unique alternative assets platform. We are proud of what we have accomplished at both businesses as we continue to explore a corporate restructuring to unlock the significant value of both Arby's and Deerfield."

     Triarc is a holding company and, through its subsidiaries, is currently the franchisor of the Arby's restaurant system and the owner of approximately 94% of the voting interests, 64% of the capital interests and at least 52% of the profits interests in Deerfield & Company LLC (Deerfield), an asset management firm. The Arby's restaurant system is comprised of approximately 3,600 restaurants, of which, as of December 31, 2006, 1,061 were owned and operated by our subsidiaries. Deerfield, through its wholly-owned subsidiary Deerfield Capital Management LLC, is a Chicago-based asset manager offering a diverse range of fixed income and credit-related strategies to institutional investors with approximately $13.2 billion under management as of December 31, 2006.

                                      # # #

                            Notes and Table To Follow

                             NOTES TO PRESS RELEASE

1. In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") in this press release, we present EBITDA because we believe it is a useful supplement to operating profit in understanding and assessing our consolidated results as well as the results of our segments. We also use EBITDA to evaluate our segment performance and allocate resources. Because all companies do not calculate EBITDA or similarly titled financial measures in the same way, those measures may not be consistent with the way we calculate EBITDA. Our presentation of EBITDA is not intended to replace the presentation of our financial results in accordance with GAAP. EBITDA should not be considered as an alternative to operating profit or net income (loss).

2. In addition to the results provided in accordance with GAAP in this press release, we present Deerfield's asset management and related fees, operating profit, depreciation and amortization and EBITDA before the effect of minority interests, excluding the effects of purchase accounting adjustments associated with the Deerfield acquisition and the grant of equity interests in our asset management segment holding company. We believe these non-GAAP financial measures enhance management's ability to compare Deerfield's historical and future operating results and to compare Deerfield's operating results on a stand-alone basis to those of its competitors. We also believe these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. Our presentation of certain non-GAAP performance measures of Deerfield is not intended to replace the presentation of its financial results in accordance with GAAP.

3. Systemwide same-store sales represent sales at all company-owned and all franchised stores. We believe that reviewing the increase or decrease in systemwide same-store sales compared with the same period in the prior year is useful to investors in analyzing the growth of the Arby's brand and assessing trends in our restaurant operations.

4. References in this press release to "company-owned" restaurants include owned and leased restaurants as well as two restaurants managed pursuant to management agreements.

5. We define gross margin as the difference between net sales and cost of sales divided by net sales.

6. There can be no assurance that we will build 50 new company-owned units during 2007 or that our franchisees will honor their commitments to build 295 new restaurants through 2012.

7. There can be no assurance that our corporate restructuring will occur or the form, terms or timing of such restructuring if it does occur. As of the date hereof, the Board of Directors has not reached any definitive conclusion concerning the scope, benefits or timing of the corporate restructuring.

8. Certain statements in this press release that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of Triarc Companies, Inc. and its subsidiaries (collectively, "Triarc" or the "Company") and statements preceded by, followed by, or that include the words "may," "believes," "plans," "expects," "anticipates" or the negation thereof, or similar expressions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). All statements that address operating performance, events or developments that are expected or anticipated to occur in the future, including statements relating to revenue growth, earnings per share growth or statements expressing general optimism about future operating results, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements contained in this press release are based on our current expectations, speak only as of the date of this press release and are susceptible to a number of risks, uncertainties and other factors. Our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For all of our forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Reform Act. Many important factors could affect our future results and could cause those results to differ materially from those expressed in or implied by the forward-looking statements contained herein. Such factors, all of which are difficult or impossible to predict accurately and many of which are beyond our control, include, but are not limited to, the following:

o competition, including pricing pressures and the potential impact of competitors' new units on sales by Arby's(R) restaurants;

o consumers' perceptions of the relative quality, variety, affordability and value of the food products we offer;

o   success of operating initiatives;

o   development costs, including real estate and construction costs;

o   advertising and promotional efforts by us and our competitors;

o   consumer awareness of the Arby's brand;

o   the existence or absence of positive or adverse publicity;

o new product and concept development by us and our competitors, and market acceptance of such new product offerings and concepts;

o changes in consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, french fries or other foods or the effects of food-borne illnesses such as "mad cow disease" and avian influenza or "bird flu";

o changes in spending patterns and demographic trends, such as the extent to which consumers eat meals away from home;

o   adverse  economic   conditions,   including  high  unemployment   rates,  in
    geographic regions that contain a high concentration of Arby's restaurants;

o   the business and financial viability of key franchisees;

o   the timely payment of franchisee obligations due to us;

o availability, location and terms of sites for restaurant development by us and our franchisees;

o the ability of our franchisees to open new restaurants in accordance with their development commitments, including the ability of franchisees to finance restaurant development;

o   delays in opening new restaurants or completing remodels;

o   the timing and impact of acquisitions and dispositions of restaurants;

o   our ability to successfully integrate acquired restaurant operations;

o   anticipated or unanticipated restaurant closures by us and our franchisees;

o our ability to identify, attract and retain potential franchisees with sufficient experience and financial resources to develop and operate Arby's restaurants successfully;

o changes in business strategy or development plans, and the willingness of our franchisees to participate in our strategies and operating initiatives;

o business abilities and judgment of our and our franchisees' management and other personnel;

o availability of qualified restaurant personnel to us and to our franchisees, and our and our franchisees' ability to retain such personnel;

o our ability, if necessary, to secure alternative distribution of supplies of food, equipment and other products to Arby's restaurants at competitive rates and in adequate amounts, and the potential financial impact of any interruptions in such distribution;

o   changes  in  commodity   (including  beef  and  chicken),   labor,   supply,
    distribution and other operating costs;

o   availability and cost of insurance;

o   adverse weather conditions;

o significant reductions in our client assets under management (which would reduce our advisory fee revenue), due to such factors as weak performance of our investment products (either on an absolute basis or relative to our competitors or other investment strategies), substantial illiquidity or price volatility in the fixed income instruments that we trade, loss of key portfolio management or other personnel (or lack of availability of additional key personnel if needed for expansion), reduced investor demand for the types of investment products we offer, loss of investor confidence due to adverse publicity, and non-renewal or early termination of investment management agreements;

o increased competition from other asset managers offering products similar to those we offer;

o pricing pressure on the advisory fees that we can charge for our investment advisory services;

o difficulty in increasing assets under management, or efficiently managing existing assets, due to market-related constraints on trading capacity, inability to hire the necessary additional personnel or lack of potentially profitable trading opportunities;

o our removal as investment manager of one or more of the collateral debt obligation vehicles (CDOs) or other accounts we manage, or the reduction in our CDO management fees because of payment defaults by issuers of the underlying collateral or the triggering of certain structural protections built into CDOs;

o availability, terms (including changes in interest rates) and effective deployment of capital;

o changes in legal or self-regulatory requirements, including franchising laws, investment management regulations, accounting standards, environmental laws, overtime rules, minimum wage rates and taxation rates;

o the costs, uncertainties and other effects of legal, environmental and administrative proceedings;

o the impact of general economic conditions on consumer spending or securities investing, including a slower consumer economy and the effects of war or terrorist activities; and

o other risks and uncertainties affecting us and our subsidiaries referred to in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (see especially "Item 1A. Risk Factors" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations") and in our other current and periodic filings with the Securities and Exchange Commission.

All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We assume no obligation to update any forward-looking statements after the date of this press release as a result of new information, future events or developments, except as required by federal securities laws. In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.

                     Triarc Companies, Inc. and Subsidiaries
                 Condensed Consolidated Statements of Operations
  Fourth Quarter and Fiscal Year Ended January 1, 2006 and December 31, 2006(a)

                                                                Fourth Quarter                           Fiscal Year
                                                                --------------                           -----------
                                                            2005             2006                   2005           2006
                                                            ----             ----                   ----           ----
                                                                     (In thousands except per share amounts)

Revenues:
  Net sales............................................$ 258,528         $ 271,381             $ 570,846      $1,073,271
  Royalties and franchise and related fees.............   19,617            20,976                91,163          82,001
  Asset management and related fees....................   27,413            39,616                65,325          88,006
                                                       ---------         ---------             ---------      ----------
                                                         305,558           331,973               727,334       1,243,278
                                                       ---------         ---------             ---------      ----------
Costs and expenses:
  Cost of sales, excluding depreciation and
    amortization.......................................  189,586           194,609               417,975         778,592
  Cost of services, excluding depreciation and
    amortization.......................................   11,443            16,534                24,816          35,277
  Advertising and promotions...........................   19,312            18,848                43,472          78,619
  General and administrative, excluding depreciation
    and amortization...................................   86,641            61,594               205,797         236,396
  Depreciation and amortization, excluding
    amortization of deferred financing costs...........   15,560            21,913                36,670          66,227
  Facilities relocation and corporate restructuring
    charges (reversal).................................    6,949              (469)               13,508           3,273
  Loss on settlements of unfavorable franchise rights..      146               229                17,170             887
                                                       ---------         ---------             ---------      ----------
                                                         329,637           313,258               759,408       1,199,271
                                                       ---------         ---------             ---------      ----------
      Operating profit (loss)..........................  (24,079)           18,715               (32,074)         44,007
Interest expense.......................................  (23,971)          (14,040)              (68,789)       (114,088)
Insurance expense related to long-term debt............       --                --                (2,294)             --
Loss on early extinguishments of debt..................      (19)             (411)              (35,809)        (14,082)
Investment income, net.................................   25,060             5,431                55,336          80,198
Gain on sale of unconsolidated businesses..............       79             1,722                13,068           3,981
Other income (expense), net............................    1,741            (1,056)                3,879           4,696
                                                       ---------         ---------             ---------       ----------
      Income (loss) from continuing operations before
        income taxes and minority interests ...........  (21,189)           10,361               (66,683)          4,712
(Provision for) benefit from income taxes..............    4,886            (7,759)               16,533          (4,389)
Minority interests in income of consolidated subsidiaries (2,756)           (4,849)               (8,762)        (11,523)
                                                       ----------        ----------          ------------     -----------
      Loss from continuing operations..................  (19,059)           (2,247)              (58,912)        (11,200)
Income (loss) from discontinued operations.............    2,814               183                 3,285            (129)
                                                       ---------         ---------             ---------      ----------
      Net loss.........................................$ (16,245)        $  (2,064)            $ (55,627)        (11,329)
                                                       =========         =========             =========      ==========

EBITDA (b).............................................$  (8,519)        $  40,628             $   4,596      $  110,234
                                                       =========         =========             =========      ==========

Basic and diluted income (loss) per share of
  Class A common stock and Class B common stock:
    Continuing operations..............................$    (.25)        $   (.02)                 (.84)      $     (.13)
    Discontinued operations............................      .04               --                   .05               --
                                                       ---------         --------              --------       ----------
    Net income (loss)..................................$    (.21)        $   (.02)             $   (.79)      $     (.13)
                                                       =========         =========             ========       ==========

Shares used to calculate basic and diluted income
  (loss) per share: (c)
    Class A common stock...............................   23,822            27,942                23,766          27,301
                                                       =========         =========             =========       =========
    Class B common stock...............................   51,772            60,905                46,245          59,343
                                                       =========         =========             =========       =========

(a) On July 25, 2005, the Company completed the acquisition of the RTM Restaurant Group. As of July 25, 2005, RTM owned and operated 775 Arby's restaurants in 22 states and, prior to the RTM Acquisition, was the largest franchisee of Arby's restaurants. Following the RTM Acquisition, the consolidated results of operations for the 2006 fourth quarter, the fiscal year ended December 31, 2006 and the post-acquisition 2005 periods include RTM's results but do not include royalties and franchise and related fees paid by RTM to Arby's LLC, which are eliminated in consolidation. The consolidated results of operations for the pre-acquisition portion of the 2005 periods, however, include royalties and franchise and related fees from RTM but do not include RTM's results.

(b) The calculation of EBITDA by segment and a reconciliation of consolidated EBITDA to net loss follow:


                                                                     Fourth Quarter                     Fiscal Year
                                                                     --------------                     -----------
                                                                  2005           2006                  2005           2006
                                                                  ----           ----                  ----           ----
                                                                                       (In thousands)

Operating profit (loss):
   Restaurants................................................$  13,637       $  23,295          $   52,876       $ 95,345
   Asset management ..........................................    2,199          11,498               6,637         15,833
   General corporate..........................................  (39,915)        (16,078)            (91,587)       (67,171)
                                                              ---------       ---------          ----------       --------
    Consolidated operating profit (loss)......................  (24,079)         18,715             (32,074)        44,007
                                                              ---------       ---------          ----------       --------
Plus: depreciation and amortization, excluding amortization
   of deferred financing costs:
   Restaurants................................................   13,273          18,112              26,448         54,567
   Asset management...........................................    1,129           2,689               4,835          7,317
   General corporate..........................................    1,158           1,112               5,387          4,343
                                                              ---------       ---------          ----------       --------
    Consolidated depreciation and amortization, excluding
      amortization of deferred financing costs................   15,560          21,913              36,670         66,227
                                                              ---------       ---------          ----------       --------
EBITDA:
   Restaurants................................................   26,910          41,407              79,324        149,912
   Asset management...........................................    3,328          14,187              11,472         23,150
   General corporate..........................................  (38,757)        (14,966)            (86,200)       (62,828)
                                                              ---------       ---------          ----------       --------
    Consolidated EBITDA.......................................   (8,519)         40,628               4,596        110,234
Depreciation and amortization, excluding amortization
   of deferred financing costs................................  (15,560)        (21,913)            (36,670)       (66,227)
Interest expense..............................................  (23,971)        (14,040)            (68,789)      (114,088)
Insurance expense related to long-term debt...................       --              --              (2,294)            --
Loss on early extinguishments of debt.........................      (19)           (411)            (35,809)       (14,082)
Investment income, net........................................   25,060           5,431              55,336         80,198
Gain on sale of unconsolidated businesses.....................       79           1,722              13,068          3,981
Other income (expense), net...................................    1,741          (1,056)              3,879          4,696
                                                              ---------       ---------          ----------       --------
    Income (loss) from continuing operations before income
      taxes and minority interests............................  (21,189)         10,361             (66,683)         4,712
(Provision for) benefit from income taxes.....................    4,886          (7,759)             16,533         (4,389)
Minority interests in income of consolidated subsidiaries.....   (2,756)         (4,849)             (8,762)       (11,523)
                                                              ---------       ---------          ----------       --------
    Loss from continuing operations...........................  (19,059)         (2,247)            (58,912)       (11,200)
Income (loss) from discontinued operations....................    2,814             183               3,285           (129)
                                                              ---------       ---------          ----------       --------
    Net loss..................................................$ (16,245)      $  (2,064)         $  (55,627)      $(11,329)
                                                              =========       =========          ==========       ========

(c) The shares used to calculate diluted loss per share are the same as those used to calculate basic loss per share for all periods presented since there was a loss from continuing operations and, therefore, the effects of all potentially dilutive securities on the loss from continuing operations per share would have been antidilutive.

(d) The reconciliation of certain operating measures of Deerfield before purchase accounting adjustments and compensation expense related to equity interests granted in our asset management segment holding company to those measures after such items for the 2006 fourth quarter and fiscal year ended December 31, 2006, and 2005 fourth quarter and fiscal year ended January 1, 2006 follows:

                                                                                       Depreciation and
                                                                                         Amortization,
                                                                                          Excluding
                                                            Asset                        Amortization
                                                         Management                       of Deferred
                                                         and Related     Operating         Financing
                                                           Fees(1)       Profit(1)         Costs(1)       EBITDA(1)
                                                                                (In thousands)

      For the quarter ended December 31, 2006:
       Before adjustments for purchase accounting and
           compensation expense related to equity interests
           granted in asset management segment holding
           company (2) ................................... $39,691       $  14,370        $    510      $ 14,880
       Expected asset management fees recorded as a
           receivable in purchase accounting..............     (75)            (75)             --           (75)
       Amortization of intangible assets recorded in
           purchase accounting............................      --          (2,179)          2,179            --
       Compensation expense related to equity interest
           granted in asset management segment holding
           company (3)....................................      --            (618)             --          (618)
                                                           -------       ---------        --------      --------
       After adjustments for purchase accounting and
           compensation expense related to equity interests
           granted in asset management segment holding
           company........................................$ 39,616       $  11,498        $  2,689      $ 14,187
                                                          ========       =========        ========      ========

      For the fiscal year ended December 31, 2006:
       Before adjustments for purchase accounting and
           compensation expense related to equity interests
           granted in asset management segment holding
           company (2) ................................... $88,004       $  24,147        $  1,839      $ 25,986
       Expected asset management fees recorded as a
           receivable in purchase accounting..............       2               2              --             2
       Amortization of intangible assets recorded in
           purchase accounting............................      --          (5,478)          5,478            --
       Compensation expense related to equity interests
           granted in asset management segment holding
           company (3)....................................      --          (2,838)             --        (2,838)
                                                           -------       ---------        --------      --------
       After adjustments for purchase accounting and
           compensation expense related to equity interests
           granted in asset management segment holding
           company........................................$ 88,006       $  15,833        $  7,317      $ 23,150
                                                          ========       =========        ========      ========



                                                                                       Depreciation and
                                                                                         Amortization,
                                                                                           Excluding
                                                            Asset                        Amortization
                                                          Management                       of Deferred
                                                          and Related     Operating        Financing
                                                            Fees(1)       Profit(1)         Costs(1)       EBITDA(1)
                                                           --------       --------         ---------       --------
                                                                                (In thousands)

      For the quarter ended January 1, 2006:
       Before purchase accounting and compensation
           expense related to equity interests granted
           in asset management segment holding
           company adjustments (2) ....................... $27,854       $   8,536        $    108      $  8,644
        Expected asset management fees recorded as a
           receivable in purchase accounting..............    (441)           (441)             --          (441)
        Amortization of intangible assets recorded in
           purchase accounting............................      --          (1,021)          1,021            --
        Compensation expense related to equity interests
           granted in asset management segment holding
           company (4)....................................      --          (4,875)             --        (4,875)
                                                           -------          ------        --------        ------
      After purchase accounting and compensation
           expense related to equity interests granted
           in asset management segment holding
           company adjustments............................$ 27,413       $   2,199        $  1,129      $  3,328
                                                          ========       =========        ========      ========

      For the fiscal year ended January 1, 2006
       Before purchase accounting and compensation
           expense related to equity interests granted
           in asset management segment holding
           company adjustments (2) ....................... $66,408       $  17,022        $    385      $ 17,407
        Expected asset management fees recorded as a
           receivable in purchase accounting..............  (1,083)         (1,083)             --        (1,083)
        Cost of services recorded as a liability
           in purchase accounting (3).....................      --             146              --           146
        Write-off of pre-acquisition receivable...........      --            (123)             --          (123)
        Amortization of intangible assets recorded in
           purchase accounting............................      --          (4,450)          4,450            --
        Compensation expense related to equity interests
           granted in asset management segment holding
           company (4)....................................      --          (4,875)             --        (4,875)
                                                           -------          ------        --------        ------
       After purchase accounting and compensation
           expense related to equity interests granted
           in asset management segment holding
           company adjustments............................$ 65,325       $   6,637        $  4,835      $ 11,472
                                                          ========       =========        ========      ========

---------------
(1) All amounts are before the effects of minority interests.

(2) The asset management and related fees, operating profit and EBITDA before purchase accounting adjustments reflect the elimination of asset management fees paid to Deerfield by Triarc of $1.1 million for the 2006 fourth quarter, $2.4 million for the fiscal year ended December 31, 2006, $1.6 million for the 2005 fourth quarter and $2.9 million for the fiscal year ended January 1, 2006.

(3) On November 10, 2005, pursuant to an equity arrangement approved by the compensation committee of our board of directors, certain members of Triarc's management subscribed for equity interests in our subsidiary that holds our equity interests in Deerfield, each of which consists of a capital interest portion and a profits interest portion. These interests have the effective result of reducing our 61.5% interest in the profits of Deerfield to as low as 52.3%, depending on the level of Deerfield profits.

(4) Represents incentive compensation relating to the receivable recorded in purchase accounting.

